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EXHIBIT 99.1


[REYNOLDS & REYNODLS LOGO]
                                                                            NEWS
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                 REYNOLDS AND REYNOLDS PROVIDES EARNINGS OUTLOOK

             CONFERENCE CALL AND REPLAY AVAILABLE AT WWW.REYREY.COM

DAYTON, OHIO, June 24, 2004 - The Reynolds and Reynolds Company (NYSE: REY) today announced that it anticipates revenues and earnings will be lower than its previous estimates when the company reports results for its third fiscal quarter on July 21st.

Reynolds expects third quarter revenues of approximately $241 million to $244 million, and earnings per share of about 31 cents to 34 cents. The company had expected to earn approximately 39 cents in the quarter. The earnings per share shortfall is primarily the result of lower-than-anticipated revenues. "Overall order rates were less than anticipated and we have not achieved critical mass on our newer solutions," Lloyd 'Buzz' Waterhouse, CEO, chairman and president said. "We are taking steps to resolve these issues."

"Despite these challenges, sales of our newest solutions are gaining momentum. We're seeing good traction with The Reynolds Generations Series(R) Suite, our new, flagship, integrated retail management solution. We're very focused on quality implementations as we establish this unique solution in the marketplace. ERA(R) XT, a new solution we announced in February, is resonating very well with customers and will become generally available later this summer. Contact Management, a powerful customer relationship management solution, is showing progress," he said.

The company also reset revenues and earnings expectations for the fourth fiscal quarter ending September 30, 2004. Fourth quarter earnings per share are expected to be about 30 cents to 34 cents, versus previous guidance of approximately 49 cents. Additionally, the company expects its tax rate in the fourth quarter to be 40 percent.

Full year revenues are expected to be 2 percent to 3 percent below fiscal 2003 revenues. Previously, Reynolds had expected revenues to increase 2 percent to 4 percent. Full year earnings per share are expected to be $1.33 to $1.40, versus a previously expected range of $1.60 to $1.66. More detailed information will be shared during the company's third quarter conference call on July 21st.

"The company is conducting a major transition to a powerful new set of solutions, many of which were released over the past 10 months. During the last major transition the company experienced, the introduction of the ERA system in 1987, growth rates were below normal for a little over five years. We thought we could muscle through the current transition in three years. We were wrong. It is taking longer than we expected," Waterhouse said. "Our strategy for growth is correct. We are disappointed by our lack of growth in this fiscal year, but we're committed to delivering value to our customers, shareholders and associates for the longer term. For the remainder of this year and next, our focus is delivering and implementing our current solutions portfolio with excellence.

"The strength and breadth of our solutions portfolio is formidable. The automotive retailing marketplace is ripe with opportunity. We have an excellent customer base and the highest customer satisfaction of any major dealer management system provider in the industry. Our people are the best in the industry. We look with confidence toward the future," Waterhouse said.

Dale Medford, executive vice president and CFO said, "Our recurring revenue model continues to generate significant cash flows. Our profitability remains strong. We are investing not only in new products but in systems and processes to improve productivity. With our enhanced suite of applications, we have a great opportunity to expand our recurring revenue base. We currently have a very strong balance sheet and we anticipate next year being another strong year for cash generation and cash balance growth."

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In looking ahead to fiscal 2005, the company expects organic revenue growth of 1 to 4 percent over fiscal 2004. Additional growth could come through acquisitions. Earnings per share growth is expected to be consistent with revenue growth.

The company will conduct a conference call today at 4:30 p.m. ET. The live call will be available at www.reyrey.com and an audio replay will be available through July 1st at 5:00 p.m. Eastern Time by dialing 402-998-1190.

More detail on actual results will be made available during the company's regularly scheduled earnings call on July 21st.

Reynolds and Reynolds ( www.reyrey.com ) is the leading provider of integrated solutions that help automotive retailers manage change and improve their profitability. Serving the automotive retailing industry since 1927, Reynolds enables OEMs and retailers to work together to build the lifetime value of their customers. The company's award-winning product, service and training solutions include a full range of retail and enterprise management systems, Web and Customer Relationship Management solutions, learning and consulting services, documents, data management and integration, networking and support and leasing services. Reynolds serves more than 20,000 customers. They comprise nearly 90 percent of the automotive retailers and virtually all OEMs doing business in North America. The Reynolds International Division serves automotive retailers and OEMs through Incadea GmbH and its partner network as well as a worldwide consulting practice.

Certain statements in this news release constitute forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. The forward-looking statements are based on current expectations, estimates, forecasts and projections of future company or industry performance based on management's judgment, beliefs, current trends and market conditions. Forward-looking statements made or to be made by or on behalf of the company may be identified by the use of words such as "expects," "anticipates," "intends," "plans," "believes," "seeks," "estimates" and similar expressions. Forward-looking statements are not guarantees of future performance and involve certain risks, uncertainties and assumptions that are difficult to predict. Actual outcomes and results may differ materially from what is expressed, forecasted or implied in the forward-looking statements. See also the discussion of factors that may affect future results contained in the company's Current Report on Form 8-K filed with the SEC on August 11, 2000, which we incorporate herein by reference. The company undertakes no obligation to update any forward-looking statements, whether as a result of new information, future events or otherwise.


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CONTACT:

MEDIA                                       INVESTORS
Paul Guthrie                                John Shave
937.485.8104                                937.485.1633
paul_guthrie@reyrey.com                     john_shave@reyrey.com
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